Exhibit 99.1

News Release

Torchmark Corporation • 3700 S. Stonebridge Drive • McKinney, Texas 75070

TORCHMARK ACQUIRES ASSETS OF

DIRECT MARKETING AND ADVERTISING DISTRIBUTORS, INC.

McKinney, Texas, January 16, 2007–Torchmark Corporation (NYSE: TMK) announced today that a subsidiary of Globe Life And Accident Insurance Company has acquired the assets of Direct Marketing Advertising Distributors, Inc. (DMAD), Hicksville, New York, for $47 million. For more than ten years, DMAD has provided advertising and targeted marketing for the portion of Globe’s direct response insurance business that is distributed through mailed coupon packets and publication inserts. At the time of the acquisition, Globe was DMAD’s only insurance client.

Mark S. McAndrew, Chairman and CEO of Torchmark, will host a conference call at 10:00 a.m. (Eastern) on Wednesday, January 17, 2007, for investors, analysts and other interested parties who may have questions about this transaction. To participate, call 719-457-2680 shortly before 10:00, password “Torchmark.” The call will also be webcast live and in replay at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon, or at www.prnewswire.com/news at the Multimedia Menu at Conference Calls on the Web.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com